UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2019

PREMIER PRODUCTS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51232	68-0582275
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3524 Silverside Rd. Suite 35b

Wilmington, DE.19810

(Address of principal executive offices) (Zip Code)

833-411-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 2459.244a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 2459.244d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 2459.243e-4c))

Section 5 – Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

Effective September 30, 2019, Old Sawmill Partners, LLC, the Security Holder over an aggregate of 51 shares of Series B Preferred Stock of PREMIER PRODUCTS GROUP, INC. (the “Company”), representing 100% of the issued and outstanding shares of Series B Preferred Stock of the Company, filed a default for non-payment of the underlying Promissory Note and took ownership of all 51 of the shares of Series Preferred Stock previously held by Parashar Patel and Jimmy Lee, jointly. The table below show who beneficially owns 100% of the Company’s issued and outstanding shares of Series B Preferred Stock.

Each one (1) share of the Series B Preferred Stock has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock and Preferred Stock eligible to vote at the time of the respective vote (the "Numerator"), divided by (y) 0.49, minus (z) the Numerator. For the avoidance of doubt, if the total issued and outstanding Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of the Series B Preferred Stock shall be equal to 102,036 (0.019607 x 5,000,000) / 0.49) — (0.019607 x 5,000,000) = 102,036). This formula means that the holder of 51 shares of our Series B Preferred Stock holds the majority “control block” and is able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with our Company even if our other stockholders want it to occur.

As a result of the September 30, 2019 transaction, Old Sawmill Partners, LLC owns Preferred Stock representing voting rights of 51% of the issued and outstanding shares of Common Stock, thus holding majority control.

The following table sets forth, as of today’s date, certain information regarding the beneficial ownership of the shares of Common Stock by: (i) each person who, to the Company’s knowledge, beneficially owns 5% or more of the shares of Common Stock and (ii) each of the Company’s directors and “named executive officers.” As of September 30, 2019, there were 299,555,605 shares of Common Stock issued and outstanding.

Title of class	Name and address of beneficial owner and nature of beneficial ownership	Amount	Percent of class

	Officers, Directors, and Beneficial Owners

Preferred	Old Sawmill Partners, LLC (1)	51	100%

Common	Edward Y. Lee, CEO and President (2)	0	0%

Common	Arnold F. Sock, CFO and Secretary (3)	0	0%

Common	Christian Richards, Sole Director (4)	0	0%

	Total Officers and Directors: Preferred	0	0%
	Total Officers and Directors: Common	0	0%

(1)	The 51 shares of Series B Preferred Stock, which provides for 51% voting control of the Company, is held by Old Sawmill Partners, LLC. The shares were acquired on September 30, 2019 from a default in an underlying Promissory Note.
(2)	Edward Y. Lee, CEO and President, was elected on October 1, 2019 by Unanimous Written Consent of the current holder of 51 shares of Series B Preferred Stock representing 51% voting control of the Company.

(3)	Arnold F. Sock, CRO and Secretary, was elected on October 1, 2019 by Unanimous Written Consent of the current holder of 51 shares of Series B Preferred Stock representing 51% voting control of the Company.

(4)	Christian Richards, Sole Director, was elected on October 1, 2019 by Unanimous Written Consent of the current holder of 51 shares of Series B Preferred Stock representing 51% voting control of the Company.

The above table reflects share ownership as of the Record Date, and after giving effect to the transactions that took place on the Default Date. Each share of Common Stock has one vote per share on all matters submitted to a vote of our shareholders.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On October 1, 2019, the holder of 51 shares of Series B Preferred Stock, constituting 51% voting control of the Company, voted out the then existing Board of Directors and all officers of the Company (Parashar Patel, Jimmy Lee, and Yun Bai), and replaced them with an appointment of the following Director and Officers:

Name	Age	Position(s)
Christian Richards	53	Sole Director

Edward Y. Lee, Esquire	50	CEO and President

Arnold F. Sock, Esquire	65	CFO and Secretary

Christian Richards, Director (53)
Mr. Richards received his B.A. in English Literature from California Berkeley. He Co-Created the economic wellness startup Choosing Independence Foundation, Inc. and Co-Created the Choosing Independence Debit Card for financial literacy to help students attend college, student loan debt free. Mr. Richards also owns and has been operating, Choosing Independence Inc. of Northridge, California for over ten years

Edward Y. Lee, Esquire – CEO and President (50)

Mr. Lee is and has been a licensed attorney since 1994. Mr. Lee has recently earned the distinction of being certified as a Who’s Who Top Attorney of North America Additionally, he, as an individual, and his law firm, the Law Offices of Edward Y. Lee, have been ranked among the ten best Attorney and Practice Magazine for two consecutive years. Mr. Lee is a member of the Consumer Attorneys Association of Los Angeles as well as the American Association for Justice and has appeared on CBS, ABC, NBC, The Glenn Beck Show, and On the Record with Greta Van Susteren providing legal commentary

CFO & Secretary - Arnold F. Sock, Esquire (65)

Mr. Sock has held the positions of President, Chief Financial Officer, and Secretary in public and private companies since 1983, in addition to directorships in public and private companies. He is currently an officer of the Choosing Independence Foundation, a non-profit corporation with funding programs for student college expenses, Wyoming Pacific Holdings, Inc., a transportation-focused blockchain enterprise, and also acts as securities counsel for several public companies. He holds degrees from Roger Williams University-B.S. in Accounting; The University of West Los Angeles School of Law - Juris Doctor; and Golden Gate University School of Law - Master of Laws. He is a member of the State Bar of California and was admitted to practice in June 1995.

The Company has not entered into any material plan, contract or arrangement (whether or not written) with its new director.

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PREMIER PRODUCTS GROUP, INC.

Date: October 1, 2019	/s/ Edward Y. Lee, Esquire
	By:	Edward Y. Lee, Esquire, Chief Executive Officer